Exhibit 3.3

CERTIFICATE OF FORMATION

OF

NATIONAL CINEMEDIA, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), herby certifies that:

1. The name of the limited liability company (hereinafter the “limited liability company”) is:

NATIONAL CINEMEDIA, LLC

2. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained under Section 18-104 of the Delaware Limited Liability Company Act are:

Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of National CineMedia, LLC this 29th day of March, 2005.

/s/ Joy Lloyd
Joy Lloyd, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 06:22 PM 03/29/2005 FILED 06:22 PM 03/29/2005 SRV 050256096 – 3914506 FILE